Exhibit 99.1

Contact:

Laura Ruiz	804.788.6005
Danielle Paquette	804.788.6045

Albemarle Announces Pricing of Common Stock and Debt Offerings

RICHMOND, VA, January 14, 2005 — Albemarle Corporation (NYSE: ALB) today announced the concurrent pricing on January 13, 2005 of a public offering of 4,488,420 shares of its common stock at a public offering price of $34 per share, and $325.0 million 5.10% senior notes payable in 2015. The common stock offering comprises 4,000,000 shares being sold by Albemarle (4,673,000 shares if the option granted by the company to the underwriters to cover over-allotments, if any, is fully exercised) and an aggregate of 488,420 shares being sold by a member of the family of F.D. Gottwald, Jr. and certain affiliates of the family. Albemarle will not receive any proceeds from the sale of these shares by the selling shareholders. The offerings are scheduled to close on January 20, 2005.

The company intends to use the net proceeds from these offerings to repay substantially all of the $450 million 364-day bridge loan that the company incurred in connection with its acquisition of the refinery catalysts business of Akzo Nobel N.V.

Bear, Stearns & Co. Inc., UBS Securities LLC, and Banc of America Securities LLC are joint book-running managers for both offerings. Fortis Securities LLC and BNY Capital Markets, Inc. are co-managers for both offerings. In addition, First Analysis Securities Corporation is a co-manager for the common stock offering, and SunTrust Capital Markets, Inc., ABN AMRO Incorporated, Daiwa Securities SMBC Europe Limited, J.P. Morgan Securities Inc., Lazard Frères & Co. LLC, and Wachovia Capital Markets, LLC are co-managers for the notes offering.

Prospectus supplements and the prospectus relating to these securities can be obtained from Bear, Stearns & Co. Inc., 383 Madison Avenue, New York, New York ((631) 254-7135), UBS Securities LLC, 299 Park Avenue, New York, New York ((212) 821-3000), or Banc of America Securities LLC, 9 West 57th Street, New York, New York ((646) 733-4166).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Offers for the securities will be made only by means of prospectus supplements forming part of the registration statement.

Albemarle Corporation, headquartered in Richmond, Virginia, is a leading global developer, manufacturer and marketer of highly engineered specialty chemicals for consumer electronics; petroleum and petrochemical processing; transportation and industrial products; pharmaceuticals; agricultural products; construction and packaging materials. The Company operates in three business segments, Polymer Additives, Catalysts and Fine Chemicals, and serves customers in approximately 100 countries.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the offerings and Albemarle Corporation’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s prospectus supplements filed with the Securities and Exchange Commission pursuant to Rule 424(b).

SOURCE Albemarle Corporation

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